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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                  Three months ended                  Nine months ended
                                                  ------------------                  -----------------
                                                2002              2001              2002              2001
                                                ----              ----              ----              ----
Net income                                  $   252,439       $   498,257       $   552,340       $    30,020
                                            ===========       ===========       ===========       ===========
Average shares outstanding                    8,945,338         8,894,948         8,929,250         8,886,318
Stock options:
 Total options                                  400,354           214,047           454,375           214,047
 Assumed treasury stock buyback                (171,142)          (96,526)         (186,224)         (102,639)
Warrants assumed converted                           --                --                --                --
Convertible redeemable preferred
 stock assumed converted                             --                --                --                --
                                            -----------       -----------       -----------       -----------
Number of shares used in per
  common share computation                    9,174,550         9,012,469         9,197,401         8,997,726
                                            ===========       ===========       ===========       ===========

Basic net income per share of common
stock                                       $      0.03       $      0.06       $      0.06       $      0.00
                                            ===========       ===========       ===========       ===========
Diluted net income per share of common
stock                                       $      0.03       $      0.06       $      0.06       $      0.00
                                            ===========       ===========       ===========       ===========
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